Exhibit 99.2

CORPORATE PARTICIPANTS

Eric Kuo Joele Frank, Wilkinson, Brimmer, Katcher - Investor Relations

Neil Wilkin Optical Cable Corporation - Chairman of the Board, President and Chief Executive Officer

Tracy Smith Optical Cable Corporation – Senior Vice President and Chief Financial Officer

CONFERENCE CALL PARTICIPANTS

Alli Crowell Intertech Group - Analyst

PRESENTATION

Operator

Good morning. My name is Jackie, and I will be your conference operator today. At this time, I would like to welcome you to the Optical Cable Corporation second quarter 2015 earnings conference call.

All lines have been placed on mute to prevent any background noise.

After the speakers' remarks, there will be a question-and-answer period.

(Operator Instructions)

Thank you. Mr. Kuo, you may begin your conference.

Eric Kuo - Joele Frank, Wilkinson, Brimmer, Katcher - Investor Relations

Thanks. Good morning, and thank you all for participating on Optical Cable Corporation's second quarter of fiscal year 2015 conference call. By this time, everyone should have a copy of the earnings press release issued earlier today. If you don't have it, please visit www.occfiber.com for a copy.

On the call with us today is Neil Wilkin, Chairman, President and Chief Executive Officer of OCC, and Tracy Smith, Senior Vice President and Chief Financial Officer.

Before we begin, I would like to remind everyone that this call may contain forward-looking statements that involve risks and uncertainties. The actual future results of Optical Cable Corporation may differ materially due to a number of factors and risks, including, but not limited to those factors referenced in the “forward-looking statements” section of this morning's press release. These cautionary statements apply to the contents of the Internet webcast on www.occfiber.com as well as today's call.

Now, I'll turn the call over to Neil Wilkin. Neil, please begin.

Neil Wilkin - Optical Cable Corporation – Chairman of the Board , President and Chief Executive Officer

Thank you, Eric, and good morning, everyone. I will begin the call today with a few opening remarks. Tracy will then review the second quarter results for the three-month and six-month periods ended April 30, 2015 in additional detail. After Tracy's remarks, we will answer as many of your questions as we can. As is our normal practice, we will only take questions from analysts and institutional investors during the Q&A session.

We also offer individual shareholders the opportunity to submit questions in advance of our earnings call. Instructions regarding such submissions are included in our press release announcing the date and time of our earnings call.

During the second quarter of fiscal 2015, we achieved sales growth in our commercial markets, but were challenged by weakness in certain specialty markets and by the strong dollar, which we believe impacted our international sales. In addition, gross profit margins for the quarter were less than expected due to the product sales mix.

We continue to be confident in the underlying strength of our business and our overall market position. We believe we have the right strategies in place to drive sales growth and earnings growth. We are particularly optimistic about the opportunities we are developing as a result of investments in new product development and manufacturing capabilities.

As discussed at our annual meeting of shareholders during the second quarter, OCC has a number of new product families that have been launched, including passive optical LAN family of products, the Procyon Blade high density enclosures and splice management products, designed to be paired with OCC's HC fiber cable products, the industry's first commercially available connector designed to meet the coming Category 8 copper connectivity and cabling industry standard, new harsh environment fiber optic connectors—including MHC-III and L-JACK, as well as new hybrid fiber/copper cables for the industrial and other markets.

Our balance sheet remains strong and we continue to deliver value to our shareholders through our regular quarterly dividend of $0.02 per share, implying an annual dividend rate of $0.08 per share.

We look forward to operating efficiently and driving profitable growth in the second half of the fiscal year. And now with that, I'll turn the call over to Tracy Smith, our CFO, who will review some specifics regarding our second quarter results.

Tracy Smith - Optical Cable Corporation – Senior Vice President and Chief Financial Officer

Thanks, Neil.

OCC achieved consolidated net sales of $18.7 million during the second quarter of fiscal 2015, compared to net sales of $20.2 million for the same period last year. Sequentially, net sales increased 7.6% in the second quarter of fiscal 2015 compared to net sales of $17.4 million for the first quarter of fiscal 2015.

Consolidated net sales for the first half of fiscal 2015 decreased 1.9% to $36 million compared to net sales of $36.7 million for the same period in fiscal 2014. We experienced a year-over-year increase in net sales during the first half of fiscal 2015 in our commercial markets; however, this increase was offset by decreases in our specialty markets.

Sales to customers in the United States increased 3.5% in the first half of fiscal 2015, compared to the same period last year, while sales to customers outside of the United States decreased 17.7%.

Gross profit was $5.7 million in the second quarter of fiscal 2015, compared to $6.7 million in the second quarter of fiscal 2014. Gross profit margin, or gross profit as a percentage of net sales, was 30.4% in the second quarter of fiscal 2015, compared to 33% in the second quarter of fiscal 2014. Gross profit was $11.1 million in the first half of fiscal 2015, compared to $12.1 million in the first half of fiscal 2014. Gross profit margin was 30.7% in the first half of fiscal 2015, compared to 32.9% for the same period last year.

As we have previously indicated, our gross profit margin percentages are heavily dependent upon product mix on a quarterly basis, and may vary based on changes in product mix. The lower gross profit margin in the second quarter and first half of fiscal 2015, when compared to the same periods last year, was due to an increase in sales of certain products that negatively impacted our gross profit margin.

SG&A expenses decreased 5.3% to $6.5 million during the second quarter of fiscal 2015, compared to $6.8 million for the second quarter of fiscal 2014. SG&A expenses as a percentage of net sales were 34.7% in the second quarter of fiscal 2015, compared to 33.9% in the same period last year.

SG&A expenses decreased 5.3% to $12.2 million in the first half of fiscal 2015, compared to $12.9 million for the first half of fiscal 2014. SG&A expenses as a percentage of net sales were 33.8% in the first half of fiscal 2015, compared to 35.1% in the first half of fiscal 2014.

The decrease in SG&A expenses in the second quarter and first half of fiscal 2015, when compared to the same periods last year, was primarily due to decreased employee related costs and decreased legal and professional fees.

Compensation costs have decreased when comparing the second quarter and first half of fiscal 2015 to the comparable periods in fiscal 2014 due to the reorganization initiatives implemented during the latter part of fiscal 2014 and decreases in commissions and employee incentives resulting from decreased net sales and financial results.

Legal and professional fees decreased when comparing the second quarter and first half of fiscal year 2015 to the comparable periods in fiscal year 2014 due to atypically high legal and professional fees that occurred in the second quarter and first half of fiscal year 2014 that did not recur in the second quarter and first half of fiscal year 2015. We do not believe the higher legal and professional fees incurred in the second quarter and first half of fiscal year 2014 generally indicated a trend toward higher SG&A expenses.

For the second quarter of fiscal year 2015, we reported net loss attributable to OCC of $490,000, or $0.08 per basic and diluted share, compared to a net loss attributable to OCC of $143,000, or $0.02 per basic and diluted share, for the same period last year.

Net loss attributable to OCC for the first half of fiscal 2014 was $718,000 or $0.12 per basic and diluted share, compared to a net loss attributable to OCC of $555,000, or $0.09 per basic and diluted share, for the first half of fiscal 2014.

As of April 30, 2015, we had outstanding borrowings of $4.5 million on our revolving credit facility and $4.5 million in available credit. We also had outstanding loan balances of $7.4 million under our real estate term loans as of April 30, 2015.

With that, I'll turn the call back over to Neil.

Neil Wilkin - Optical Cable Corporation – Chairman of the Board, President and Chief Executive Officer

Thank you, Tracy. And now, if you have any questions, we are happy to answer them. Operator, if you would please indicate the instructions for our participants to call in their questions, if they have any, I would appreciate it.

 QUESTION AND ANSWER

Operator

(Operator Instructions).

We do have a question from the line of Alli Crowell with Intertech Group.

Alli Crowell - Intertech Group - Analyst

Okay. Hi, can you hear me?

Neil Wilkin - Optical Cable Corporation - Chairman, President, CEO

Yes.

Alli Crowell - Intertech Group - Analyst

Okay, great. Well, first of all, thank you so much for going over the results. And my question for you today pertains to management costs. And not to put you on the spot here, but I did some research into CEO compensation and over the years from 2010 through 2014, total CEO compensation equals $4.7 million.

If you look over the same five-year period, the company had a total cumulative net loss of $2.4 million and paid $1.6 million out in dividends to shareholders. And given the earnings are slightly down and the stock performance has been relatively flat, my question for you is that have you considered taking any actions this year to reduce management cost?

Neil Wilkin - Optical Cable Corporation - Chairman, President, CEO

Well, I'll tell you that there is a lot of things that we can discuss, some of which would be appropriate to talk about here, and some of which may be appropriate to talk about separately. What I'll tell you is that you have lumped in a couple of years in your analysis that included a year that we wrote off some goodwill.

Alli Crowell - Intertech Group - Analyst

Okay.

Neil Wilkin - Optical Cable Corporation - Chairman, President, CEO

And generally, if you look at our EBITDA, OCC has been strong and has been growing EBITDA. We reduced management expenses as part of our organization -- re-organization last year. You can see that reflected in the percentage of SG&A as a percentage of sales being reduced. So, the profitability that we saw lacking in this quarter was really a function of gross profit margin which is a separate issue that we're dealing with.

With respect to overall CEO compensation, named executive officer compensation and board compensation, each year the compensation committee hires an advisor to advise them as to the appropriate amount of the compensation. As part of that process, they go through a whole series of comparables as well as -- that includes a basket of comparables that are with non-public companies, which, of course, don’t include the same sort of risk that named executive officers are exposed to now with Sarbanes-Oxley and Dodd-Frank and other regulations that have been new. And they go through that when they're using to set compensation.

We've also put forth our compensation plan every year since it's been required and had an 85 to 91% approval rate from our shareholders that has been voted on each year. And ISS has recommended to their subscribers each of the last three years, which is the only three years that it's been up for a vote, that the compensation be approved as being reasonable.

I think that -- I think that our compensation plan overall hasn’t changed -- particularly the last three years -- and while we're always looking at that, there's no, you know, it would be inappropriate for me to speak of any specific plan and say that's how we're going to be cutting the next round of costs.

What I’d also say is that from the named executive officers as well as the entire leadership team, what you should be aware of is that a large portion of our compensation is based on performance. And not only is it based on performance as to whether or not it's earned, it's based on performance in the event that some of that compensation, whether or not it's performance compensation, ends up in the form of stock.

And right now the ownership of the company between directors and the named executive officers as well as other officers and the entire management team and other employees, currently own about 35, 36% of the company.

So, we believe our interests are very much aligned. So, when the stock price drops, like it did today, on one bad quarter, we're just as disappointed as the rest of our shareholders in those sort of results. You know, I'm happy to talk about this more, but I think that this venue may not be the appropriate venue to continue the conversation.

Alli Crowell - Intertech Group - Analyst

Yes. Absolutely. Well, that was a great answer. And again, thank you for discussing the results. And have a great day.

Neil Wilkin - Optical Cable Corporation - Chairman, President, CEO

Thank you.

Operator

(Operator Instructions).

And we have no further questions at this time.

Eric Kuo - Joele Frank, Wilkinson, Brimmer, Katcher - Investor Relations

Neil, this is Eric. At this time, we do not have any questions submitted by individual shareholders.

Neil Wilkin - Optical Cable Corporation - Chairman, President, CEO

Okay. Well, that being the case, I'd like to thank everyone for participating on today's call. And as always, we appreciate your time and your interest in Optical Cable Corporation.

We're all working very hard to create value for the shareholders. And it doesn't happen every quarter, but we've been executing a plan that we believe in the long-term is going to create that value and are continuing down that path.

And with that, I will say, hope you all have a nice weekend.

Operator

Thank you. This concludes today's conference call. You may now disconnect.